===============================================================================



                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              ASARCO Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                    ASARCO


RICHARD DE J. OSBORNE
CHAIRMAN OF THE BOARD




                                                                  March 15, 1999



Dear Stockholder:

  You are cordially invited to attend the annual meeting of stockholders which will be held in the Ricker Auditorium, 180 Maiden Lane, New York, New York on Wednesday, April 28, 1999, at 2 P.M. We hope you can be with us.

  At the meeting, you will be asked to elect directors and to approve the selection of auditors.

  The meeting also provides an opportunity to give you a current report on the activities of the Company and its plans and prospects for the future.

  It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date and mail the enclosed proxy. Please do so today.



                                   Sincerely,



                                   Richard de J. Osborne
                                   Chairman and Chief Executive Officer


   ASARCO INCORPORATED, 180 MAIDEN LANE, NEW YORK, N.Y. 10038 (212) 510-2000

ASARCO

                              ASARCO INCORPORATED
                                180 MAIDEN LANE
                             NEW YORK, N.Y. 10038

                                 _____________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 28, 1999

To the Stockholders:


   The annual meeting of stockholders of ASARCO Incorporated will be held in the Ricker Auditorium, 180 Maiden Lane, New York, New York on Wednesday, April 28, 1999, at 2 P.M. for the following purposes:


   (1) To elect one director to serve until the 2001 annual meeting of stockholders and four directors to serve until the 2002 annual meeting of stockholders.


   (2) To act upon a proposal to approve the selection by the Board of Directors, upon recommendation of the Audit Committee, of PricewaterhouseCoopers L.L.P. as independent auditors for the calendar year 1999.


   (3) To transact such other business as may properly come before the meeting.


   Stockholders of record at the close of business on March 9, 1999 will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw proxies and vote in person if they wish.


                                        By order of the Board of Directors,


                                                       R. Ferri
                                                       Secretary

New York, N.Y., March 15, 1999


             ---------------------------------------------------
                          YOUR VOTE IS VERY IMPORTANT

                Please mark, sign, date and return your proxy.
             ---------------------------------------------------

                                PROXY STATEMENT

  This proxy statement is furnished as part of the solicitation by the Board of Directors of ASARCO Incorporated, 180 Maiden Lane, New York, N.Y. 10038 ("Asarco" or the "Company") of the proxies of all stockholders entitled to vote at the annual meeting to be held on April 28, 1999 and at any adjournment thereof. This proxy statement and the enclosed form of proxy are being mailed, commencing on or about March 18, 1999, to stockholders of record on March 9, 1999. Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If the Company receives a signed proxy with no voting instructions given, such shares will be voted for the election of directors and for the proposals. Any proxy may be revoked at any time prior to the exercise thereof by notice from the stockholder, received in writing by the Secretary, or by written ballot voted at the meeting.

  At the close of business on March 9, 1999, the record date for the annual meeting, the Company had outstanding and entitled to be voted 39,692,529 shares of Common Stock, without par value. Each share of Common Stock outstanding at the record date will be entitled to one vote. The presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at the meeting shall constitute a quorum. Abstentions, votes withheld and broker non-votes are counted for quorum purposes but are not counted either as votes cast "For" or "Against". A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve proposals other than the election of directors.

  When a stockholder participates in the Dividend Reinvestment Plan applicable to the Company's Common Stock, his proxy to vote shares of Common Stock will include the number of shares held for him by The Bank of New York, the agent under the plan. If the stockholder does not send any proxy, the shares held for his account in the Dividend Reinvestment Plan will not be voted. Shares of Common Stock owned under the Company's Savings Plans will be voted by the trustee under the plans in accordance with the instructions contained in the proxy submitted by the beneficial stockholder. Any shares held by the trustee as to which it receives no voting instructions will be voted by the trustee in the same proportion as the shares for which it has received voting instructions.

                             ELECTION OF DIRECTORS

  At the recommendation of the Company's Organization and Compensation Committee and pursuant to a resolution of the Board of Directors adopted on January 27, 1999, five nominees are proposed for election at the annual meeting. The remaining seven directors will continue to serve in accordance with their previous election. All of the nominees are currently directors. All current directors were elected to their present term of office at a previous annual meeting of stockholders.

  The Company's Restated Certificate of Incorporation provides that the Board of Directors shall be comprised of at least nine, but no more than fifteen, directors divided into three classes as nearly equal in number as possible, each class to be elected for a three-year term. The Board of Directors has currently fixed the number of directors at fourteen. At its meeting held on January 27, 1999, the Board of Directors of the Company nominated Richard de J. Osborne for election as a Class I director to serve until the 2001 annual meeting of stockholders, and Kevin R. Morano, Michael T. Nelligan,

Manuel T. Pacheco and James Wood as Class II directors to serve until the 2002 annual meeting. Messrs. Morano, Osborne and Pacheco are currently serving as Class II directors with a term of office expiring in 1999, Mr. Wood is currently serving as a Class III director with a term of office expiring in 2000, and Mr. Nelligan is currently serving as a Class I director with a term of office expiring in 2001. Willard C. Butcher and Martha T. Muse will retire at the expiration of their term of office on April 28, 1999, and will not be standing for re-election.

  Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the five nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee, unless the Board of Directors adopts a resolution pursuant to the By-Laws reducing the number of directors. Proxies will not be voted for a greater number of persons than the five nominees named herein.

                      NOMINEES FOR ELECTION AS DIRECTORS

                                    Class I
           (to serve until the 2001 annual meeting of stockholders)

                                                                                                      DIRECTOR
         FOR DIRECTOR                                                                         AGE       SINCE
         ------------                                                                         ---     --------
Richard de J. Osborne..........       Chairman of the Board and Chief Executive Officer        64         1976
                                      of the Company since December 1985, also its
                                      President from 1982 until January 1998;
                                      non-executive Chairman of the Board and director of
                                      Southern Peru Copper Corporation; director of
                                      Schering-Plough Corporation, The BFGoodrich
                                      Company, Birmingham Steel Corporation, NACCO
                                      Industries, Inc. and The Tinker Foundation
                                      Incorporated.

                                   Class II
           (to serve until the 2002 annual meeting of stockholders)

                                                                                                      DIRECTOR
         FOR DIRECTOR                                                                         AGE       SINCE
         ------------                                                                         ---     --------
Kevin R. Morano................       Executive Vice President and Chief Financial             45       1998
                                      Officer of the Company since January 1998,
                                      previously its Vice President, Finance and Chief
                                      Financial Officer from 1993 until January 1998, and
                                      general manager of the Company's Ray Complex from
                                      1991 to 1993; Vice President and director of
                                      Southern Peru Copper Corporation.

                                                                                                       DIRECTOR
         FOR DIRECTOR                                                                         AGE        Since
         ------------                                                                         ---      --------
Michael T. Nelligan............       Chief Executive Officer of Don Ward Transport, Inc.      59        1984
                                      (specialty trucking) since January 1987, its
                                      Chairman since August 1995 and previously its
                                      President.  Mr. Nelligan was Chairman of the Board
                                      of Ideal Basic Industries, Inc. (cement products)
                                      from October 1985 until January 1986, its Chief
                                      Executive Officer from July 1983 until January 1986
                                      and its President from 1982 until January 1986.

Manuel T. Pacheco..............       President of the University of Missouri since            57        1997
                                      August 1997; from 1991 to 1997, President of the
                                      University of Arizona.

James Wood.....................       Chairman of the Board of Directors of The Great          69        1989
                                      Atlantic & Pacific Tea Company, Inc. (supermarket
                                      chain); previously its Chairman and Chief Executive
                                      Officer from 1980 to 1998, and its President from
                                      1988 to 1993 and at other times since 1980; prior
                                      to 1980, Chairman of the Board and Chief Executive
                                      Officer of The Grand Union Company; director of
                                      Schering-Plough Corporation.

                   DIRECTORS WHOSE TERM OF OFFICE CONTINUES

                                    Class I
            (serving until the 2001 annual meeting of stockholders)



                                                                                                      DIRECTOR
           DIRECTOR                                                                           AGE       Since
           --------                                                                           ---     ---------
Vincent A. Calarco.............       Chairman, President and Chief Executive Officer of      56         1997
                                      Crompton & Knowles Corporation (specialty chemicals
                                      and equipment) since 1986 and its President and
                                      Chief Executive Officer since 1985.

Francis R. McAllister..........       President and Chief Operating Officer of the            56         1988
                                      Company since January 1998, previously its
                                      Executive Vice President in charge of copper
                                      operations from April 1993 until January 1998, and
                                      its Chief Financial Officer from April 1982 until
                                      April 1993; director of Southern Peru Copper
                                      Corporation and Cleveland-Cliffs, Inc.

                                                                                                        DIRECTOR
           DIRECTOR                                                                              AGE     SINCE
           --------                                                                              ---    --------
John D. Ong...................       Chairman Emeritus of The BFGoodrich Company (diversified    65       1991
                                     chemicals and aerospace) since July 1, 1997, formerly
                                     Chairman and director of The BFGoodrich Company from
                                     December 1996 to July 1997, and its Chairman and Chief
                                     Executive Officer from July 1979 until December 1996,
                                     and its President from 1975 to 1984; director of Cooper
                                     Industries, Inc., Ameritech Corporation, The Geon
                                     Company, TRW, Inc. and Marsh & McLennan Companies Inc.

                                   Class III
            (serving until the 2000 annual meeting of stockholders)

                                                                                                        DIRECTOR
           DIRECTOR                                                                              AGE     SINCE
           --------                                                                              ---    --------
James C. Cotting..............       Director of USG Corporation and member of the Board of       65     1987
                                     Governors of the Chicago Stock Exchange. Mr. Cotting was
                                     Chairman of the Board of Navistar International
                                     Corporation (truck and engine manufacturer) from April
                                     1995 to March 1996.  He was Chairman and Chief Executive
                                     Officer of Navistar from 1987 through March 1995.

David C. Garfield.............       Director of Schering-Plough Corporation. Mr. Garfield        71     1984
                                     was consultant to Ingersoll-Rand Company (machinery
                                     manufacturer) from June 1986 until June 1992. Mr.
                                     Garfield was President of Ingersoll-Rand Company from
                                     1981 through May 1986 and previously its Vice Chairman.

E. Gordon Gee.................       President of Brown University since January 1998;            55     1989
                                     President of The Ohio State University from September
                                     1990 until December 1997; from 1985 until August 1990,
                                     President of the University of Colorado; from 1981 to
                                     1985, President of West Virginia University; director of
                                     The Limited, Inc., Glimcher Realty Trust, Intimate
                                     Brands Inc. and Allmerica Financial Corporation.

James W. Kinnear..............       Director of Corning Incorporated and PaineWebber Group       70     1990
                                     Inc. and Saudi Arabian Oil Company; President and Chief
                                     Executive Officer of Texaco Inc. (crude oil, natural gas
                                     and petroleum products) from 1987 to April 1993;
                                     previously its Vice Chairman of the Board from 1983 to
                                     1987, Executive Vice President from 1978 to 1983, and a
                                     director from July 1977 to May 1994.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  Set forth below is certain information with respect to those persons who are known to the Company to have been, as of the dates indicated below, the beneficial owners of more than five percent of the Company's Common Stock.

                                                                              SHARES OF
                                                                            THE COMPANY'S
                                                                            COMMON STOCK
                                                                            BENEFICIALLY                 PERCENT OF
     NAME AND ADDRESS OF BENEFICIAL OWNER                                       OWNED                      CLASS
     ------------------------------------                                   ------------                 ----------
     Grupo Mexico, S.A. de C.V.............................                3,816,300 (a)                    9.6%
         Baja California 200
         06760 Mexico City, Mexico
     Merrill Lynch & Co., Inc. ("ML&Co.")..................                2,764,493 (b)                    6.9%
         (on behalf of Merrill Lynch Asset
         Management Group ("AMG"))
         World Financial Center, North Tower
         250 Vesey Street
         New York, NY 10381
     Donald Smith & Co., Inc...............................                2,003,000 (c)                    5.1%
         East 80 Route 4
         Paramus, New Jersey 07652

____________

(a) Information is provided as of December 31, 1998, in reliance upon information provided to the Company by Grupo Mexico, S.A. de C.V.

(b) Information is provided in reliance upon information included in Amendment No. 4, dated February 14, 1999, to a Schedule 13G, filed with respect to holdings by Merrill Lynch Asset Management, L.P. and Fund Asset Management, L.P., each of which is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and acts as an investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940. The investment advisers are indirectly owned by ML&Co. through AMG, one of its operating divisions. The investment advisers exercise voting and investment powers over portfolio securities independently from the other direct and indirect subsidiaries of ML&Co. ML&Co. disclaims beneficial ownership of such shares.

(c) Information is provided in reliance upon information included in a Schedule 13G, dated February 4, 1999, filed by Donald Smith & Co., Inc.

BENEFICIAL OWNERSHIP OF MANAGEMENT

  The information set forth below as to the shares of Common Stock of the Company beneficially owned by the nominees, directors, executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 1998.

                                                                                 ASARCO INCORPORATED
                                               ------------------------------------------------------------------------------------
                                                SHARES OF THE
                                                  COMPANY'S                ADDITIONAL
                                                 COMMON STOCK                SHARES
                                                 BENEFICIALLY                DEEMED                                       PERCENT
                                                   OWNED(A)               BENEFICIALLY                                      OF
                                                                            OWNED(B)                  TOTALS               CLASS
                                               ----------------        -----------------        ----------------     --------------
Willard C. Butcher(c).....................                1,800               __                           1,800           (d)
Vincent A. Calarco(c).....................                  400               __                             400           (d)
James C. Cotting(c).......................                2,000               __                           2,000           (d)
David C. Garfield(c)(e)...................               18,100               __                          18,100           (d)
E. Gordon Gee(c)..........................                1,600               __                           1,600           (d)
James W. Kinnear(c).......................                1,800               __                           1,800           (d)
Francis R. McAllister(f)..................               46,741            151,840                       198,581          0.5%
Kevin R. Morano(f)........................               26,209             93,200                       119,409           (d)
Martha T. Muse(c).........................                1,204               __                           1,204           (d)
Michael T. Nelligan(c)....................                2,015               __                           2,015           (d)
John D. Ong(c)............................                1,400               __                           1,400           (d)
Richard de J. Osborne(f)(g)...............              151,952            399,450                       551,402          1.4%
Manuel T. Pacheco(c)......................                  400               __                             400           (d)
James Wood(c).............................               28,600               __                          28,600           (d)
Robert J. Muth(f).........................               14,752             52,614                        67,366           (d)
Augustus B. Kinsolving(f).................               16,545             73,300                        89,845           (d)
All nominees, directors and officers as
 a group (24 individuals)(f)..............              363,235            939,554                     1,302,789          3.3%

__________

(a) Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.

(b) Consists of shares deemed beneficially owned under regulations of the Securities and Exchange Commission because such shares may be acquired within 60 days after December 31, 1998, through the exercise of options granted under the Company's 1996 Stock Incentive Plan or the previous Stock Incentive Plan or Stock Option Plan.

(c)  See also the information below on Common Stock Equivalents.

(d)  Less than 0.5%.

(e) Does not include 2,000 shares owned by Mr. Garfield's wife. Mr. Garfield disclaims beneficial ownership of these shares.

(f) Includes restricted Common Stock awarded under the Company's 1996 Stock Incentive Plan or previous Stock Incentive Plan to certain of the Company's executive officers, and still subject to restrictions, as follows: 61,500 such shares to Mr. Osborne; 16,520 to Mr. McAllister; 13,840 to Mr. Morano; 8,800 to Mr. Muth; 7,600 to Mr. Kinsolving; and 129,920 to other executive officers.

    Restrictions on such shares lapse in equal installments over five years beginning on their respective grant dates.

(g) Includes 5,027 shares of Common Stock over which Mr. Osborne and his wife share voting and investment power.

COMMON STOCK EQUIVALENTS

  The following table sets forth the per share number of Common Stock equivalents credited as of December 31, 1998 to the accounts of the Company's non-employee directors under the Company's Deferred Fee Plan for Directors and under its Directors' Deferred Payment Plan. Under both plans, payments are made in cash following retirement based on the market value of the Common Stock at that time. For additional information regarding these plans, see "Additional Information" below.

                                                                 DEFERRED                 Deferred
                                                                   FEE                     PAYMENT
                                                                 PLAN(A)                   PLAN(B)                   TOTAL
                                                          -----------------        ------------------        -------------------
William C. Butcher...................................                    --                     3,390                      3,390
Vincent A. Calarco...................................                 1,351                     1,279                      2,630
James C. Cotting.....................................                    --                     3,439                      3,439
David C. Garfield....................................                    --                     4,003                      4,003
E. Gordon Gee........................................                    --                     2,180                      2,180
James W. Kinnear.....................................                14,652                     6,479                     21,131
Martha T. Muse.......................................                    --                        --                         --
Michael T. Nelligan..................................                    --                     4,903                      4,903
John D. Ong..........................................                    --                     5,187                      5,187
Manuel T. Pacheco....................................                 1,474                     1,390                      2,864
James Wood...........................................                 3,568                     7,254                     10,822
                                                          -----------------        ------------------        -------------------
  Total..............................................                21,045                    39,504                     60,549

_______

(a) Amounts shown reflect the number of share equivalents credited to the Deferred Fee Plan plus share equivalents of dividends credited.

(b) Amounts shown reflect the number of share equivalents credited under the Directors' Deferred Payment Plan plus share equivalents of dividends credited.

  Information is set forth below as to the shares of Southern Peru Copper Corporation common stock beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group. Southern Peru Copper Corporation is a publicly-traded subsidiary of Asarco. This information is stated as of December 31, 1998.

                                                                                   SOUTHERN PERU COPPER
                                                                                        CORPORATION
                                                                     ----------------------------------------------
                                                                        SHARES OF COMMON STOCK            PERCENT
                                                                             BENEFICIALLY                   OF
                                                                               OWNED(A)                   CLASS
                                                                     ------------------------        --------------
Willard C. Butcher...................................................             --                        (b)
Vincent A. Calarco...................................................             --                        (b)
James C. Cotting.....................................................             --                        (b)
David C. Garfield....................................................             --                        (b)
E. Gordon Gee........................................................             --                        (b)
James W. Kinnear.....................................................             --                        (b)
Francis R. McAllister................................................          3,075                        (b)
Kevin R. Morano......................................................          2,075                        (b)
Martha T. Muse.......................................................          1,000                        (b)
Michael T. Nelligan..................................................          1,000                        (b)
John D. Ong..........................................................             --                        (b)
Richard de J. Osborne(c).............................................          3,254                        (b)
Manuel T. Pacheco....................................................             --                        (b)
James Wood...........................................................             --                        (b)
Robert J. Muth.......................................................          1,800                        (b)
Augustus B. Kinsolving(d)............................................          1,071                        (b)
All nominees, directors and officers as a group
 (24 individuals)....................................................         18,713                        (b)

__________

(a) Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.
(b) Less than 0.5%.
(c) Includes 2,357 shares of Common Stock over which Mr. Osborne and his wife share voting and investment power.
(d) Does not include 100 shares owned by Mr. Kinsolving's son, as to which beneficial ownership is disclaimed.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

  The compensation of Asarco's executive officers other than those who are also directors is reviewed and established annually by the Organization and Compensation Committee of the Board of Directors. For officers who were also directors in 1998 (Messrs. Osborne, McAllister and Morano) the Committee made compensation recommendations to the Board absent those officers, which established their compensation. The Board did not modify or reject in any material way the Committee's recommendations for 1998 compensation. The Committee met a total of seven times during 1998. Long-term incentive compensation awards for 1998 to officers and other salaried employees were approved by the Committee (and recommended to the Board with respect to Messrs. Osborne and McAllister) at the Committee's January 1998 meeting.

  The Company retains an independent compensation consulting organization to advise and assist the Company and the Committee in connection with compensation matters. During 1998 the consulting organization made recommendations to the Committee on base salary, cash incentive compensation and long-term incentive compensation matters for the Chief Executive Officer and each other Asarco executive position. Such recommendations included target levels for base salary and cash incentive compensation, long-term income targets, weighting of stock option and restricted stock values, and appropriate stock option and restricted stock valuation methods. The Committee carefully considered the recommendations and acted within the scope of the recommendations in these areas.

  Asarco's executive officer compensation is composed of base salary and incentive compensation.

  The Company's policy for base salary for executive officers is to establish par compensation levels for each position based on competitive data and the responsibilities and value of each executive position to the Company. The Committee considers compensation information from other companies in the mining and metals industry. It also considers compensation information from smaller, larger and comparably sized companies in other industries. The Committee then considers individual and corporate performance in establishing salary levels within a competitive range.

  The Committee believes that the S&P Metals Miscellaneous Group, which includes only four metals companies in addition to the Company, and the S&P 500 Index, both used for comparing shareholder returns, do not necessarily represent the Company's most direct competitors for executive talent. In making decisions that affect executive compensation the Committee reviews three different comparator groups proposed by its independent consultants: one group includes 13 process-oriented companies; another group is comprised of 50 companies engaged in heavy industry; and a third group consists of approximately 175 companies having annual revenues of $1 billion to $6 billion (the "Comparator Groups"). These groups represent companies whose operational and performance characteristics are capable of comparison with those of the Company, allowing for meaningful comparisons of executive compensation. The Comparator Groups include three of the five companies in the S&P Metals Miscellaneous Group and approximately 110 companies in the S&P 500 Index.

  Base salaries for the Company's executive officers in 1998 were slightly above the median of the Comparator Groups studied by the Committee and represented a slightly greater percentage of total compensation, relative to the median for the Comparator Groups. Because the cyclical nature of the Company's business can result in significant changes in incentive compensation from year to year the Committee believes that compensation levels are more stable and, accordingly, more competitive when base salaries comprise a larger portion of total cash compensation. In general, the Committee structures total compensation for each salaried position to be approximately at the median of total compensation for comparable positions among the Comparator Groups.

  Although the Company's base salaries are set at levels intended to be competitive with the Company's industry peers, the Committee also takes into consideration the Company's performance relative to companies in the Comparator Groups as part of its compensation review. In this regard, the Company's success in meeting transactional, operational and financial objectives are all taken into consideration. Because the relative importance of each objective may change over time, the Committee does not set fixed Company performance targets for purposes of setting base salaries. The Company's success or failure in achieving certain objectives or financial results, however, will generally affect executive salaries. Thus, in a downward part of the business cycle, salary increases may be delayed or salaries even reduced; in strong financial years, the Company may award larger increases.

  In 1998, base salaries for Mr. McAllister and Mr. Morano were increased effective February 1, 1998, by 16.7% and 9.4%, respectively, associated with the promotion of Mr. McAllister to President and Mr. Morano to Executive Vice President. The salary of one other officer was increased by 6.8% effective April 1, 1998, in connection with a promotion. Base salaries for other executive officers have not been increased since May 1997.

  Incentive compensation consists of cash incentive compensation awarded annually if justified, and long-term incentive compensation. Long-term incentive compensation combines restricted stock and stock options and is designed to link the interests of executive officers with those of stockholders by providing each executive an incentive to manage the business as an owner with an equity stake.

  Annual cash incentive payments are determined under the Asarco Incentive Compensation Plan and the Asarco Incentive Compensation Plan for Senior Officers ("Senior Officers' Plan"), which are administered by the Organization and Compensation Committee. Approximately 75% of all active salaried employees of the Company are eligible for annual cash incentive compensation payments under the Incentive Compensation Plan. The sole purpose of the Senior Officers' Plan, which covers only the five most highly compensated officers with respect to a year in which compensation is awarded, is to assure current federal income tax deductibility of incentive compensation earned by those five officers whose compensation might otherwise not be deductible under the Internal Revenue Code. Incentive awards to the five covered officers are determined pursuant to the Senior Officers' Plan and the Incentive Compensation Plan, and to the extent they exceed award levels under the Senior Officers' Plan, such awards may not be deductible. The Asarco Compensation Deferral Plan permits officers and eligible employees to defer all or a portion of awards made under the Incentive Compensation Plan (and, if applicable, the Senior Officers' Plan), and to defer that portion of salary that could have been deferred under the Savings Plan but for limitations imposed by the Internal Revenue Code.

  Under the Incentive Compensation Plan, a target level of annual incentive compensation is established for each eligible employee based on the level of responsibility attached to such employee's position with the Company. For executive officers these targets are set slightly below competitive median levels to compensate for salary targets which are set slightly above competitive median levels. The officers' levels of responsibility are determined by the Committee after review of substantially equivalent positions among the Comparator Groups. Awards to employees are increased or decreased from a predetermined target level, based upon performance measured at three levels: individual, operating unit or staff group and Company-wide. Incentive compensation for the Company's executive officers, and particularly for the Chief Executive Officer, is determined by individual and Company performance levels. Company performance in 1998 was evaluated against objectives previously established by the Board of Directors.

  In November 1998 and January 1999 the Committee concluded that, although the Company had made favorable progress in 1998 towards goals in areas including reduction of copper operating costs and sale of non-core assets, no incentive compensation should be awarded under the Incentive Compensation Plan or the Senior Officers' Plan with respect to 1998 in view of the Company's net loss for the year.

  In meetings in April, June and September 1998, followed in each case by discussion with the Board, the Committee developed a new formula-based incentive compensation plan for the Company, which was approved by the Board in October 1998 effective for the year beginning January 1, 1999.

  The revised Asarco Incentive Compensation Plan has been designed, among other things, to reward management for achieving and exceeding annual Return on Equity ("ROE") targets approved by the Board. The ROE targets will be reviewed by the Board each year and may be revised by the Board in response to changes in the Company's strategy. If minimum or better ROE targets are achieved, incentive compensation will be paid, subject to adjustments for overall corporate and for unit or performance management group performance, and also for individual performance.

  In January 1998 the Committee approved awards of stock options and restricted stock to the Company's officers other than Messrs. Osborne and McAllister, and recommended to the Board awards to those officers. These awards were made within long-term incentive income targets based upon analyses by the Company's compensation consultant. The consultant supplements data from the Comparator Groups with broad based survey data to develop target levels of "long-term gain opportunity" for various levels of total compensation, with greater percentages of long-term gain opportunity attaching to higher responsibility levels. The Company's consultant surveys a broader group of companies than those in the Comparator Groups so as to provide a more complete analysis of competitive long-term incentive compensation award levels.

  The Company normally makes long-term incentive awards on an annual basis and has not established specific stock ownership objectives for its officers. In 1998, long-term incentive compensation awards to the Company's executive officers were at the median of awards made by the companies included in the Comparator Groups and the consultant's surveys. In making 1998 long-term incentive awards the Committee also considered each officer's performance. The Committee also considered outstanding options and shares of restricted stock previously awarded to the executive officers. In the case of the Chief Executive Officer the Committee also considered his performance and responsibility in establishing the Company's strategic goals and directing all elements of its performance.

  In July 1998 the Committee approved an award of 118,075 stock options exercisable at the then current market price of $21.75 per share to a broad group of 1,217 of the Company's middle management and other employees. The options were granted during a period when the Company was deferring any general salary increases in view of low copper prices.

  In meetings in October and November 1998 the Committee determined that it would be in the best interests of the Company for Mr. Osborne to be entitled to an office and certain executive-level services following his retirement. The Committee recommended to the Board, and the Board approved, a one-year consulting agreement under which Mr. Osborne will provide consulting services to the Company for a daily consulting fee of $4,500 with an annual minimum of 23 consulting days of service. The Company agreed to nominate Mr. Osborne for re-election in April 1999 as a Company director for a term ending April 2001.

  Section 162(m) of the Internal Revenue Code eliminates the Company's Federal income tax deductions for certain compensation in excess of $1 million paid in a taxable year to each of the Company's five highest paid officers as reported in the proxy statement, unless compensation programs meet certain requirements, principally concerning the adoption of fixed targets. Accordingly, changes in Asarco executive compensation programs for annual incentive compensation and for stock option grants as a result of the provision were approved by Asarco shareholders in 1996. While the Company considers that restricted stock provides a form of long-term compensation the value of which is directly related to Company stock performance, the Committee believes that it is not practical to change the Company's restricted stock plan provisions to meet the requirements of Section 162(m). The Committee intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to the Company's executive officers. Although compensation paid is generally deductible, certain compensation paid to some executives may not be deductible.


                                             Willard C. Butcher, Chairman
                                             James W. Kinnear
                                             Martha T. Muse
                                             John D. Ong
                                             James Wood

                                        ____________________

EXECUTIVE COMPENSATION

  Set forth below is certain information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years 1998, 1997 and 1996 of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company:

                          SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                           ANNUAL COMPENSATION                        COMPENSATION AWARDS
                                -----------------------------------------  -------------------------------
                                                                                               SECURITIES
                                                               OTHER                           UNDERLYING
           NAME AND                                           ANNUAL        RESTRICTED STOCK     OPTIONS       ALL OTHER
      PRINCIPAL POSITION        YEAR   SALARY    BONUS    COMPENSATION(1)      AWARDS(2)        (SHARES)    COMPENSATION(3)
------------------------------  ----  --------  --------  ---------------   -----------------  -----------  ---------------
Richard de J. Osborne.........  1998  $885,000                 $24,969            $528,710         73,950        $26,550
Chairman of the                 1997   865,000  $957,000        25,588             577,500         67,500         25,950
Board and Chief                 1996   811,672   485,000        28,850             539,750         50,000         24,350
Executive Officer

Francis R. McAllister.........  1998   518,750     ---          21,969             140,270         27,500         15,563
President and Chief             1997   441,668   335,300        22,588             159,500         25,500         13,250
Operating Officer               1996   419,008   172,600        25,850             142,875         19,000         12,570

Kevin R. Morano...............  1998   382,258     ---          24,969             116,532         22,500         11,468
Executive Vice President        1997   345,340   259,700        25,588             140,250         21,800         10,360
                                1996   324,672   141,800        28,150             114,300         15,200          9,740

Robert J. Muth................  1998   300,000     ---          21,969              75,530         15,200          9,000
Vice President                  1997   296,668    76,500        22,588              88,000         15,200          8,900
                                1996   286,672    74,300        24,825              76,200         10,400          8,600

Augustus B. Kinsolving........  1998   299,004     ---          20,969              64,740         12,600          1,600
Vice President and              1997   295,004   132,500        22,588              77,000         12,600          1,600
General Counsel                 1996   283,672    75,200        25,850              62,250          9,000          1,500

__________
(1) Represents annual retainer, stock award and fees received for services as a director of Southern Peru Copper Corporation.
(2) Dollar values of restricted stock awards are shown as of the date of grant. The number and dollar value of shares of restricted stock holdings owned at December 31, 1998, and still subject to restrictions are as follows: Mr. Osborne, 61,500 shares/$930,188; Mr. McAllister, 16,520 shares/$249,865; Mr.
    Morano,13,840 shares/$209,330; Mr. Muth, 8,800 shares/$133,100 and Mr.
    Kinsolving, 7,600 shares/$114,950. Restrictions on such shares lapse in equal installments over five years beginning with the grant dates which occurred during the period from January 1994 through January 1998, except upon a change of control, in which case all shares vest immediately. Cash dividends paid on shares of restricted stock are not subject to restrictions.
(3) Amounts shown reflect matching contributions made by the Company for the named individuals under the Company's Savings Plan and Compensation Deferral Plan (formerly the Supplemental Savings Plan). The Savings Plan is a qualified defined contribution profit sharing plan available generally to all United States salaried employees with one month of service with the Company. Savings Plan contributions are immediately vested and may be withdrawn subject to certain restrictions, penalties and suspension periods. The Compensation Deferral Plan is a non-qualified deferred compensation plan that allows eligible employees to defer that portion of their salary that could have been deferred under the Savings Plan but for limitations imposed by the Internal Revenue Code, and to defer all or part of their eligible incentive compensation, as provided in the Plan. Salary deferrals are eligible for a Company matching contribution under the Plan. Matching contributions under both plans may not exceed 3% of the employee's salary. Compensation deferred and amounts contributed by the Company may be withdrawn subject to certain restrictions and penalties. Deferrals of incentive compensation are not eligible for a Company matching contribution.

OPTION GRANTS

  Set forth below is further information on grants of stock options under the Company's 1996 Stock Incentive Plan for the period January 1, 1998 to December 31, 1998. No stock appreciation rights ("SARs") were granted in 1998 or outstanding as of December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                                         GRANT
                                                                  INDIVIDUAL GRANTS                                      VALUE
                                --------------------------------------------------------------------------------------------------
                                 NUMBER OF
                                  SHARES
                                 UNDERLYING          % OF TOTAL OPTIONS           EXERCISE                             GRANT DATE
                                  OPTIONS            GRANTED TO EMPLOYEES         OR BASE           EXPIRATION           PRESENT
              NAME               GRANTED(1)             IN FISCAL YEAR           PRICE $/SH             DATE            VALUE(2)
              ----              --------------     ----------------------     ---------------     --------------     -------------
Richard de J. Osborne...........        73,950              15.1%                      $21.58            1/27/08          $359,323
Francis R. McAllister...........        27,500               5.6%                      $21.58            1/27/08           133,623
Kevin R. Morano.................        22,500               4.6%                      $21.58            1/27/08           109,328
Robert J. Muth..................        15,200               3.1%                      $21.58            1/27/08            73,857
Augustus B. Kinsolving..........        12,600               2.6%                      $21.58            1/27/08            61,223

__________
(1) The options were awarded under the Company's stockholder-approved 1996 Stock Incentive Plan. The option price per share equals the fair market value of the Company's Common Stock on the date of grant. The options provide for limited rights exercisable upon the occurrence of specified events that may materially affect the value of the Company's Common Stock and are designated as such by the Committee that administers the Plan, including a tender or exchange offer for shares of the Company's Common Stock, the replacement of a majority of the Board as a result of a proxy contest, a merger or reorganization of the Company, or a liquidation or dissolution of the Company. If an exercise event occurs, the holder is entitled to receive the cash value of the options at the highest market value that the shares traded over a period of sixty days preceding the event or, in the event of the consummation of a tender offer, the tender offer price, in each case, less the exercise price.

(2) Based on the Black-Scholes option pricing model, a widely recognized method of valuing options. The following assumptions were used in determining the value of the options using the model: expected volatility of 29.4% based on actual monthly volatility for the preceding five years, risk-free rate of return of 5.6% based on the yield of the five year U.S. treasury note as of the grant date, annual dividend rate of $0.94 per share based on average dividends paid per share over the preceding ten years, and exercise of the option five years after the grant date. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the Company's Stock Incentive Plan which cannot be sold.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  Set forth below is information concerning stock option exercises by named executive officers during 1998, including the aggregate value of gains on the date of exercise, the number of shares covered by exercisable options and the value of "in-the-money" options as of December 31, 1998. All outstanding options were exercisable at December 31, 1998.

                    AGGREGATED OPTION EXERCISES IN 1998 AND
                        DECEMBER 31, 1998 OPTION VALUES

                                                                                  NUMBER OF
                                                                             SECURITIES UNDERLYING
                                                                                 UNEXERCISED                VALUE OF UNEXERCISED
                                                                            OPTIONS AT YEAR END                 IN-THE MONEY
                                     SHARES ACQUIRED       VALUE                EXERCISABLE/                     OPTIONS AT
              NAME                     ON EXERCISE       REALIZED             UNEXERCISABLE(1)                  YEAR END(2)
              ----                   ---------------     --------           -----------------------          ----------------
Richard de J. Osborne...........        __                  __                    399,450                          __

Francis R. McAllister...........     9,000             $13,290                    151,840                          __

Kevin R. Morano.................        __                  __                     93,200                          __

Robert J. Muth..................        __                  __                     52,614                          __

Augustus B. Kinsolving..........     2,044             $ 6,457(3)                  73,300                          __

__________
(1) The above officers held no unexercisable options at December 31, 1998.
(2) Based on the New York Stock Exchange--Composite Transactions price for the Company's Common Stock of $15.125 on December 31, 1998.
(3) All after-tax net value realized was received in shares of Common Stock.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock against the cumulative total return on the S&P Composite 500 Stock Index and the S&P Metals Miscellaneous Group Index for the five year period 1993 to 1998.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       ASARCO INCORPORATED, S&P 500 INDEX & S&P METALS MISC. GROUP INDEX

                               COMP OF FIVE YEAR


             "Asarco"          "S&P 500"       "S&P Metal"

  1993       100                100              100

  1994       126.44             101.32           116.76

  1995       145.19             139.40           129.16

  1996       116.06             171.41           131.78

  1997       107.58             228.59            88.58

  1998       74.77              293.92            63.72


 *TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
**ASSUMES $100 INVESTED ON 12/31/93 IN ASARCO COMMON STOCK, S&P 500 INDEX & S&P METALS GROUP INDEX

  The preceding chart analyzes the total return on Asarco's Common Stock compared to the S&P 500 and the S&P Metals Miscellaneous Group over the five year period commencing December 31, 1993. In the first year of this period, through December 31, 1994, Asarco's stock had a positive return of 26.4%, the S&P 500 returned 1.3% and the S&P Metal Miscellaneous Group returned 16.8%. In 1995, the return for Asarco's stock was a positive 14.8% compared to positive returns of 37.6% for the S&P 500 and 10.6% for the S&P Metals Miscellaneous Group. In 1996, Asarco's stock provided a negative return of 20.1% compared to positive returns of 23.0% for the S&P 500 and 2.0% for the S&P Metals Miscellaneous Group. In 1997, Asarco's return was a negative 7.3%, the S&P 500 returned a positive 33.4% and the S&P Metals Miscellaneous Group returned a negative 32.8%. In 1998, Asarco's stock provided a negative return of 30.5% compared to a positive return of 28.6% for the S&P 500 and a negative return of 28.1% for the S&P Metals Miscellaneous Group.

RETIREMENT PLANS

  The following table shows the estimated amount of annual retirement income (calculated as a single life annuity benefit) payable to employees for life, commencing at normal retirement at age 65 in 1999, under the Company's qualified Retirement Benefit Plan for Salaried Employees ("Plan"), covering substantially all salaried employees, a prior plan of the Company and a supplemental retirement benefit plan (the "Supplemental Plan"). The Supplemental Plan is a non-qualified supplemental retirement benefit plan under which any benefits not payable from Plan assets by reason of the limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code") and the loss due to the deferrals of salaries made under the Company's Deferred Income Benefit System and the Compensation Deferral Plan are paid from the Company's general corporate funds. The table assumes Social Security benefit levels as in effect on January 1, 1999.

                              PENSION PLAN TABLE

                                      APPROXIMATE ANNUAL RETIREMENT BENEFITS
                    ----------------------------------------------------------------------
       FINAL
      AVERAGE            15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
    COMPENSATION        OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE
------------------------------------------------------------------------------------------
      $  300,000            64,525        86,033       107,541       129,049       150,557
         400,000            87,025       116,033       145,041       174,049       203,057
         500,000           109,525       146,033       182,541       219,049       255,557
         600,000           132,025       176,033       220,041       264,049       308,057
         700,000           154,525       206,033       257,541       309,049       360,557
         800,000           177,025       236,033       295,041       354,049       413,057
         900,000           199,525       266,033       332,541       399,049       465,557
       1,000,000           222,025       296,033       370,041       444,049       518,057
       1,100,000           244,525       326,033       407,541       489,049       570,557
       1,200,000           267,025       356,033       445,041       534,049       623,057
       1,300,000           289,525       386,033       482,541       579,049       675,557
       1,400,000           312,025       416,033       520,041       624,049       728,057
       1,500,000           334,525       446,033       557,541       669,049       780,557
       1,600,000           357,025       476,033       595,041       714,049       833,057
       1,700,000           379,525       506,033       632,541       759,049       885,557
       1,800,000           402,025       536,033       670,041       804,049       938,057
       1,900,000           424,525       566,033       707,541       849,049       990,557
       2,000,000           447,025       596,033       745,041       894,049     1,043,057

  Benefits are calculated using a final average earnings formula (i.e., average of the highest consecutive 60 months of the last 120 months of compensation received "Final Average Compensation"), minus a Social Security offset.

  As of January 31, 1999, the following officers had completed the number of years of service indicated opposite their names: Richard de J. Osborne, 24 years; Francis R. McAllister, 32 years; Kevin R. Morano, 20 years; Robert J. Muth, 30 years and Augustus B. Kinsolving, 24 years. Under the Plan and Supplemental Plan, the amounts of covered compensation of such persons for calendar year 1998 were Richard de J. Osborne, $1,842,000, Francis R. McAllister, $854,050, Kevin R.

Morano, $641,958, Robert J. Muth, $376,500 and Augustus B. Kinsolving, $431,504 and consisted of basic salary and cash incentive compensation payments in the year received as shown in the Summary Compensation Table and in prior proxy statements. Cash incentive compensation payments are generally received in the year following that in which they are earned.

  Messrs. Osborne, Muth and Kinsolving are eligible to receive additional benefits, not included in the amounts shown in the table, under the Company's supplemental plan for designated officers hired in mid-career (the "Mid-Career Plan"). The Mid-Career Plan provides supplemental retirement benefits out of the general funds of the Company for officers holding the rank of Vice President or higher who are determined by the Organization and Compensation Committee to have had prior business or professional experience valuable to the Company and relevant to the positions for which they were employed by the Company, and who at retirement or termination of employment with the consent of the Company will have been with the Company as a Vice President or higher for 10 years or more. The Mid-Career Plan provides for annual benefits equal to 55% of the Final Average Compensation, which amount is reduced by any benefits payable by the Company or any other employer under any other pension plan not attributable to the employee's contributions, and by all Social Security benefits payable at the time of retirement or early termination. All benefits under the Mid-Career Plan are forfeited by a participant who prior to attaining age 65 terminates employment with the Company without its consent, except in the case of a change in control. Participants in the Supplemental Plan and the Mid-Career Plan receive their benefits in a lump-sum payment at retirement (which payment may be deferred) unless they elect, in accordance with the terms of the plan, to receive an annuity benefit.


EMPLOYMENT AGREEMENTS

  The Company has employment agreements which provide for severance payments in certain events to Messrs. Osborne, McAllister, Morano, Muth and Kinsolving and six other key executive officers. The employment agreements are for a term of one year, renewable automatically on a year-to-year basis unless terminated by the Company at least nine months prior to the anniversary date, except that they continue in effect for not less than three years following occurrence of a change in control of the Company. If, as a result of a change in control, the executive's employment is terminated, his responsibilities are materially reduced, or his salary, bonus or benefits are adversely affected, the executive is entitled to receive from the Company as severance pay one lump-sum payment equal to the total of three times such executive's annual base salary, average incentive compensation payments received for the higher of the three or five years immediately preceding the date of termination or the change in control, and the annual cost to the Company of certain benefits such executive is entitled to receive immediately preceding the date of termination. The executive would also be entitled to continuation of health and other insurance benefits for a period of three years following termination. Upon termination by the Company after a change in control, under the agreements each executive is also entitled to payment from the Company of the value of such executive's stock options. The amount of the severance payment from the Company will also include an amount necessary to reimburse each executive for any excise taxes imposed by the Code in respect of such payments. In addition, the Supplemental Plan and the Mid-Career Plan provide for lump-sum payment of accrued benefits upon a change in control. The employment agreements also provide that following the occurrence of a potential change in control of the Company each executive officer will remain in the employ of the Company for 180 days. Under the agreements, change in control as to an executive shall not be deemed to have occurred if the event first giving rise to the change in control involves a publicly-announced transaction or publicly-announced proposed transaction which at the time of the announcement has not been previously approved by the Company's Board of Directors and the executive is part of a purchasing group proposing the transaction. Also, there is deemed to be no change in control as to an executive if the executive is part of a purchasing group which consummates a change in control transaction. No change in control shall occur under the agreements in a merger or consolidation approved by the stockholders in which the voting securities of the Company continue to represent 50% or more of the voting power of the Company or surviving entity, or in a merger or consolidation in which no person or entity acquires more than 50% of the voting securities of the Company.

  In November 1998 the Company entered into a one-year consulting agreement with Mr. Richard de J. Osborne to take effect upon his retirement as Chief Executive Officer in April 1999. See "Committee Report on Executive Compensation" above in this proxy statement.


CERTAIN TRANSACTIONS

  During 1998, the Company paid an aggregate amount of approximately $0.6 million to Grupo Mexico, S.A. de C.V. ("Grupo Mexico") and a subsidiary company for metal processing services and received an aggregate amount of approximately $4.3 million from Grupo Mexico and a subsidiary for the sale of blister copper and the sale of an anode furnace. Additionally, during 1998 the Company purchased blister copper, originating from a subsidiary of Grupo Mexico, from an unaffiliated third party for $87.5 million. Grupo Mexico beneficially owns approximately 9.6% of the Company's Common Stock. In addition, during 1998 the Company entered into financial, securities and commodities transactions, primarily relating to the Company's copper price protection program and precious metals transactions, with subsidiaries of Merrill Lynch & Co., Inc. ("Merrill Lynch"), resulting in net payments to Merril Lynch of approximately $0.3 million. Merrill Lynch may be deemed to own beneficially approximately 6.9% of the Company's Common Stock. Merrill Lynch disclaims ownership of these shares. Management believes these transactions to be on terms as favorable as could be obtained from unaffiliated parties.


ADDITIONAL INFORMATION

  The functions of the Organization and Compensation Committee of the Board of Directors (currently composed of Willard C. Butcher, Chairman, James W. Kinnear, Martha T. Muse John D. Ong and James Wood) include making recommendations to the Board with respect to nomination and tenure policy for directors and election of and title changes for all corporate executive officers. The Committee considers recommendations for nominees to the Board of Directors from all sources. Such recommendations should be sent in writing to the Secretary of the Company. The Company's By-Laws define notice procedures to be followed by stockholders seeking to nominate directors for election. Under the By-laws, a stockholder seeking to nominate a director for election by shareholders must give written notice to the Secretary of the Company at least 90 days in advance of the anniversary date of the immediately preceding annual meeting, or within 10 days of the giving of notice of a special meeting. The notice must provide specific biographical data with respect to each nominee, including such information as is required to be included in the Company's proxy statement, and a representation by the stockholder that he or she is a holder of record entitled to vote at the meeting and that he or she intends to appear in person or by proxy to make the nomination. Nominations by stockholders for election of directors at the Company's 2000 annual meeting of stockholders must be received by January 31, 2000.

  The Pension Advisory Committee of the Board of Directors (currently composed of David C. Garfield, Chairman, Vincent A. Calarco, E. Gordon Gee, Martha T. Muse, Michael T. Nelligan, and Manuel T. Pacheco) reviews pension fund and savings plan matters affecting directors, officers and employees of the Company and makes recommendations on such matters to the Board of Directors. The Committee met two times during 1998.

  The Board of Directors met nine times during 1998. All incumbent directors attended at least 89% of the aggregate number of meetings of the Board of Directors and of the Committees of the Board on which they served.

  Directors who are not officers or employees of the Company were paid in 1998 a basic fee of $26,000 plus $1,200 for attendance at each meeting of the Board or of any Committee of the Board on which they served. Non-employee directors also receive compensation under a stock award plan providing for the award of 200 shares of Asarco Common Stock per annum payable following each annual meeting to non-employee directors who continue to serve or who are elected or reelected at such meeting, or payable to non-employee directors who are first elected between annual meetings or at a special meeting.

  Directors may defer payment of fees payable for serving on the Board or a Committee under the Deferred Fee Plan for Directors. Deferred compensation will be credited to an Asarco Stock subaccount and /or to an investment subaccount. The Asarco Stock subaccount is credited with a bookkeeping entry in shares of Asarco Common Stock plus quarterly credits for shares of Common Stock that could be purchased with dividends at fair market value. Transfers to or from the Asarco Stock subaccount are not permitted, except that beginning one year prior to retirement, a participant may transfer funds from the Asarco Stock subaccount to an investment subaccount. The investment subaccount is credited with a deemed investment return equivalent to the earnings, gains, losses, expenses and changes in fair market value of one or more investment funds selected by the participant from funds available under the Plan, as if the amounts deferred had been so invested. The value of a participant's deferred compensation is payable, at the participant's election, in cash in a lump sum, or in up to ten annual installments commencing on January 15 of the year following the year of normal retirement (or the 15th day of the 13th month following the date of any other termination of service). The Plan permits early withdrawal or further deferral of participant accounts, subject to certain financial hardship, prior notice or penalty requirements. In the event of a participant's death, the value of the participant's account is paid in a lump sum on the first January or July 15 following the participant's death unless the participant had elected to continue the schedule for payment of benefits previously elected.

  The Directors' Deferred Payment Plan provides that, in addition to the annual cash retainer, the Company will credit to the deferred payment account of each director who has less than ten years of Board service an annual amount equal to 75% of the annual cash retainer for up to ten years of service. For 1998, the credit was $19,500. At least 50% of such amount will be credited to an Asarco Stock subaccount and the balance may, at each director's election, be credited to such account or to an investment subaccount, as under the Deferred Fee Plan. Provisions regarding transfers, payment, early withdrawal and further deferral are the same as under the Deferred Fee Plan. In the event of a change of control, the value of a participant's accounts under the Deferred Fee Plan and the Deferred Payment Plan will be paid in a lump sum immediately.


                 PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

  Upon recommendation of its Audit Committee, the Board of Directors has selected PricewaterhouseCoopers L.L.P. to serve as independent auditors for the Company for the calendar year 1999, subject to approval of the stockholders. The Board of Directors recommends that the stockholders approve the selection of PricewaterhouseCoopers L.L.P. at the annual meeting. PricewaterhouseCoopers L.L.P. and its predecessors have served as the Company's auditors continuously since 1935. PricewaterhouseCoopers L.L.P. have advised the Company that neither the firm nor any of its members has any direct or material indirect financial interest in the Company or its subsidiaries.

  The Audit Committee currently consists of Messrs. Michael T. Nelligan, Chairman, Vincent A. Calarco, James C. Cotting, David C. Garfield, James W. Kinnear and Manuel T. Pacheco. Three meetings were held in 1998. The functions of the Committee include recommending the engagement of independent auditors, reviewing the fees, scope and timing of their audit and their other services, and reviewing the audit plan and results of the audit. The Committee also reviews the Company's policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

  A representative of PricewaterhouseCoopers L.L.P. will be present at the stockholders' meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.


                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the Company's 2000 annual meeting of stockholders must be received by the Company at its principal executive offices (180 Maiden Lane, New York, N.Y. 10038) by November 19, 1999, in order to be considered for inclusion in the Company's proxy statement and form of proxy.


                               OTHER INFORMATION

  The Company is not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote said proxy in accordance with their judgment on such matters.

  A transcript of the proceedings of the 1999 annual meeting of stockholders will be available after June 1, 1999 to any stockholder upon request to the Secretary, specifying a proper purpose for the request, and upon payment of $10.00 to cover the cost of postage and reproduction.

  Asarco has adopted a confidential voting policy regarding shareholder votes at Company shareholder meetings. Under the policy, shareholders' votes are kept confidential by an independent inspector of election, who may be the transfer agent, except as may be necessary to meet applicable legal requirements or to respond to written comments on proxy cards. Each proxy solicited by the Board which identifies the vote of a specific shareholder will be treated in accordance with this policy if the shareholder elects on the proxy to have such vote kept confidential. In the event of a contested solicitation, if the Company and the opposing party can agree in writing on mutually acceptable confidentiality procedures which would apply to each party's solicitation, the Company agrees to be bound by the confidentiality procedures set forth in such agreement. If the parties do not agree on mutually acceptable confidentiality procedures, the Company's policy on confidential voting shall not apply to the solicitation.

  The Asarco confidential voting policy shall not operate to impair free and voluntary communication between Asarco and its shareholders, including voluntary disclosure by shareholders of the nature of their votes.

  Under the laws of New Jersey, where the Company is incorporated, no business other than procedural matters may be raised at the annual meeting unless proper notice to the stockholders has been given. We do not expect any business to come up for stockholder vote at the meeting other than the items described in this booklet. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

  The cost of soliciting proxies in the accompanying form will be borne by the Company. Morrow & Co., Inc. and Georgeson & Company Inc. have been employed to solicit proxies by mail, telephone or personal solicitation for fees to be paid by the Company of $10,000 each, plus reasonable out-of-pocket expenses. A number of regular employees of the Company, without additional compensation, may solicit proxies personally or by mail or telephone.



                                   ASARCO Incorporated



                                   R. Ferri, Secretary

New York, N.Y., March 15, 1999

                              ASARCO INCORPORATED

                                   P R O X Y

           PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING
                   OF STOCKHOLDERS TO BE HELD APRIL 28, 1999

     The undersigned hereby appoints RICHARD de J. OSBORNE, FRANCIS R. McALLISTER and KEVIN R. MORANO, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of ASARCO Incorporated, to be held in the Ricker Auditorium, 180 Maiden Lane, New York, New York at 2 P.M., on Wednesday, April 28, 1999, and at any adjournments thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

     Classified Board Election: For the nominees listed on the reverse hereof, or such other person or persons, if any, as may be chosen to replace unavailable nominees.

     The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instruction given, such shares will be voted FOR all nominees for election as directors and FOR proposal No. 2. If you do not wish your shares voted FOR a particular nominee, mark the Exception box and enter the name(s) of the exception(s) in the space provided.

     PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued on the other side.)


                                             ASARCO INCORPORATED
                                             P.O. Box 11467
                                             New York, N.Y. 10203-0467

----------
----------


DIRECTORS RECOMMEND A VOTE "FOR"

1.  Classified board election:       FOR all nominees  [_]         WITHHOLD AUTHORITY to vote      [_]     *EXCEPTIONS   [_]
                                     listed below                  for all nominees listed below

Class I Director Nominee:  Richard de J. Osborne
Class II Director Nominees:   Kevin R. Morano, Michael T. Nelligan, Manuel T.
Pacheco and James Wood
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR A PARTICULAR NOMINEE, MARK THE "EXCEPTIONS" BOX AND ENTER THE NAME(S) OF THE EXCEPTIONS(S) BELOW.)

*Exception(s):..................................................................

DIRECTORS RECOMMEND A VOTE "FOR"
2.  Selection of PricewaterhouseCoopers L.L.P. as independent auditors for 1999.

FOR       [_]        AGAINST         [_]         ABSTAIN       [_]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.




SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



                            ADDRESS CHANGE/COMMENTS

If you have noted either an Address Change or made Comments on the reverse side of this card, mark here. [_]


       Mark here to elect to have
       your vote kept confidential.  [_]

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

DATED:___________________________________, 1999

SIGNED:________________________________________


      _________________________________________



VOTES MUST BE INDICATED
(X) IN BLACK OR BLUE INK.     [X]

                              ASARCO Incorporated
                                180 Maiden Lane
                            New York, New York 10038

BECAUSE OF DELAYS IN MAIL
PLEASE SIGN AND RETURN THE
ENCLOSED PROXY EVEN IF YOU
RETURNED THE ORIGINAL

                                                                  April 12, 1999

To the Stockholders of
 ASARCO Incorporated

                                   A REMINDER

      We have previously sent to you proxy soliciting material relating to the annual meeting of stockholders to be held on April 28, 1999.

      According to our latest records, we have not as yet received your Proxy. The time before the meeting is short and many of our shares are held in small amounts. Your signed Proxy will be helpful, whether your holding is large or small, and will aid us in avoiding further expense and delay.

      A Proxy and return envelope are enclosed for your use.

      Thank you for your cooperation.

                                             Very truly yours,

                                                  R. Ferri
                                                  Secretary

                              PLEASE ACT PROMPTLY